CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Domini Social Investments:

We consent to the use of our reports dated September 29, 2015, with respect to the financial statements of Domini Social Equity Fund, Domini International Social Equity Fund and Domini Social Bond Fund (collectively the “Funds”), as of July 31, 2015, incorporated herein by reference and to the references to our firm under the headings “FINANCIAL HIGHLIGHTS” in the prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

November 25, 2015